Exhibit 99.3

Dear Friend:

We are pleased to invite you to invest during Charter Financial Corporation’s stock offering. The proceeds from the sale of shares of common stock will allow Charter Financial Corporation and its subsidiary, CharterBank, to grow and to offer new products and services. The stock offering will not result in changes to our corporate structure, bank name, management or offices. Enclosed you will find a Prospectus and a Questions and Answers Brochure with important information about the stock offering.

We are offering up to 5,961,573 shares of common stock. We are offering shares of our common stock at a price of $10.52 per share.  We may decrease the offering price to as low as a $7.78 per share due to demand for the common stock, changes in the market for the stock of financial institutions or regulatory considerations, without resoliciting persons who submitted orders.  The actual price per share at which the shares of common stock will be sold will be determined by us prior to the completion of the stock offering. You will not be charged a sales commission for purchases during the stock offering.

As a depositor of CharterBank, Neighborhood Community Bank or McIntosh Commercial Bank on December 31, 2008 or a depositor or eligible borrower of CharterBank on _____________, 2010, you have a priority right, but no obligation, to buy shares of Charter Financial Corporation common stock during the offering, before they are offered to the general public.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of Charter Financial Corporation common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) by 2:00 p.m., Georgia time, on _____________, 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future and, together with our Board of Directors, I thank you for your continued support as a CharterBank customer.

Sincerely,

Robert L. Johnson
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Questions? Call our Stock Information Center, toll-free, at 1-(877) 821-5782
From 10:00 a.m. to 4:00 p.m., Georgia time, Monday through Friday, except weekends and bank holidays.

Charter Financial Corporation has filed a registration statement (including a Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if you would like another copy of the enclosed Prospectus, please call Charter Financial Corporation's Stock Information Center, at the above telephone number.

VS

Dear Friend:

We are pleased to invite you to invest during Charter Financial Corporation’s stock offering. The proceeds from the sale of shares of common stock will allow Charter Financial Corporation and its subsidiary, CharterBank, to grow and to offer new products and services.  We are offering shares of our common stock at a price of $10.52 per share.  We may decrease the offering price to as low as a $7.78 per share due to demand for the common stock, changes in the market for the stock of financial institutions or regulatory considerations, without resoliciting persons who submitted orders.  The actual price per share at which the shares of common stock will be sold will be determined by us prior to the completion of the stock offering. You will not be charged a sales commission for purchases during the stock offering.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of Charter Financial Corporation common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) by 2:00 p.m., Georgia time, on __________, 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Charter Financial Corporation shareholder.

Sincerely,

Robert L. Johnson
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Questions? Call our Stock Information Center, toll-free, at 1-(877) 821-5782
From 10:00 a.m. to 4:00 p.m., Georgia time, Monday through Friday, except weekends and bank holidays.

Charter Financial Corporation has filed a registration statement (including a Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if you would like another copy of the enclosed Prospectus, please call the Stock Information Center, at the above telephone number.

C

Dear Sir/Madam:

At the request of Charter Financial Corporation, we are enclosing materials regarding the offering of shares of Charter Financial Corporation common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Stifel, Nicolaus & Company, Incorporated has been retained by Charter Financial Corporation as selling agent in connection with the stock offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Charter Financial Corporation has filed a registration statement (including a Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if you would like another copy of the enclosed Prospectus, please call Charter Financial Corporation's Stock Information Center, at 1-(877) 821-5782.

BD

Office of Thrift Supervision Guidance for Accountholders

          Your financial institution is in the process of selling stock to the public in a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

          On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the Office of Thrift Supervision (OTS) Consumer Inquiries, toll-free, at (800) 842-6929. The OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

          How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

          On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a stock issuance by a mutual holding company subsidiary. If you have questions, please contact the Stock Information Center phone number listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

(over)

OTS

What Investors Need to Know

          Key concepts for investors to bear in mind when considering whether to participate in a stock offering by a subsidiary of a mutual holding company, include the following:

●
Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s offering. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying stock.

●
“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a stock offering, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

●
Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar stock transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

●
Get the Facts from the Source — If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

OTS

Q. How may I pay for the shares?
A. Payment for shares can be remitted in two ways:

(1)
By personal check, bank check or money order, payable to Charter Financial Corporation. These will be cashed upon receipt. We cannot accept wires or third party checks, and CharterBank line of credit checks may not be remitted for this purchase.

Please do not submit cash!

(2)
By authorized deposit account withdrawal of funds from CharterBank deposit account(s). The Stock Order Form section titled “Method of Payment –Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the Stock Order Form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. Also, IRA or other retirement accounts held at CharterBank, may not be listed for direct withdrawal. See information on retirement accounts below.

Q. How do I order shares given that the actual purchase price has not been determined?
A. The Stock Order Form provides detailed instructions. You will place your order for common stock shares based on  the offering price of $10.52 per share, filling in the number of shares and total dollar amount.  If the purchase price at which shares will be sold is less than $10.52, you will , based on your election on the stock order form, either receive additional whole shares, or the difference will be refunded , based on your method of payment (check/money order or deposit account withdrawal).  If you prefer to receive additional shares, you must check the box entitled “Option to Purchase Additional Shares”.

Fractional shares will not be issued, instead you will receive a refund for the amount insufficient to purchase a whole share . For example, if you remit $526.00 and the actual price per share is $8.00, you would receive 65 shares and a refund of $6.00.

Q. Will I earn interest on my funds?
A. Yes. If you pay by personal check, bank check or money order, you will earn interest at the CharterBank passbook rate from the day we process your payment until the completion of the offering. At that time, you will be issued a check for interest earned on these funds. The check will also include any refund due to you, as described above. If you pay for shares by authorizing a direct withdrawal from your CharterBank deposit account(s), your funds will continue earning interest within the account, at the applicable deposit account rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the offering.

Q. May I use my CharterBank individual retirement account to purchase the shares?
A. You may use funds currently held in retirement accounts with CharterBank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at CharterBank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the ______, 2010 offering deadline. Your ability to use such funds for this purchase may depend on time constraints because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q. May I use a loan from CharterBank to pay for shares?
A. No. CharterBank, by regulation, may not extend a loan for the purchase of Charter Financial Corporation common stock during the offering. Similarly, you may not use existing CharterBank line of credit checks to purchase stock during the offering.

Q. May I change my mind after I place an order to subscribe for stock?
A. No. After receipt, your executed Stock Order Form may not be modified, amended or rescinded without our consent, unless the offering is not completed by ________, 2010.

Q. Will the stock be insured?
A. No. Like any common stock, Charter Financial Corporation’s stock is not insured.

Q. Will dividends be paid on the stock?
A. Yes. After the conversion, Charter Financial Corporation intends to pay a quarterly cash dividend of $0.05 per share. This dividend represents a 2.6% and 1.9% annual yield, assuming a share price of $7.78 and $10.52, respectively. The dividend rate and the continued payment of dividends will depend upon various factors, including our earnings, alternative uses for capital, acquisition opportunities, capital requirements, our financial condition and general economic conditions.

Q. How will Charter Financial Corporation shares trade?
A. Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol “CHFN.OB”. Upon completion of the stock offering, we expect that our shares of common stock will trade on the Nasdaq Capital Market, under the symbol “CHFN”. On _______, 2010, the last reported sale price of our common stock was $_____ per share. Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell Charter Financial Corporation shares in the future.

Q. If I purchase shares in Charter Financial Corporation’s Subscription Offering or Community Offering, when will I receive my stock certificate?
A. Stock certificates will be mailed by our transfer agent by first class mail, as soon as possible after completion of the stock offering. Although the shares of Charter Financial Corporation common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares.

WHERE TO GET MORE INFORMATION

Q. Where can I call to get more information?
A. For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at 1-(877) 821-5782, from 10:00 a.m. to 4:00 p.m., Georgia time, Monday through Friday. The Stock Information Center will be closed weekends and bank holidays.

Charter Financial Corporation has filed a registration statement (including a Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if you would like another copy of the enclosed Prospectus, please call the Stock Information Center, at the above telephone number.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Q&A About Our Stock Offering

This pamphlet answers questions about the Charter Financial Corporation stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section beginning on page __.

BACKGROUND

In 2001, our organization formed a mutual (meaning no stockholders) holding company (“MHC”). We also formed Charter Financial Corporation, which offered shares of its common stock for sale. By regulation, at least 50.1% of Charter Financial Corporation’s common stock must be owned by the MHC, which currently owns 84.9% of the common stock. The remaining shares are held by the public.

Charter Financial Corporation is now conducting a secondary stock offering, pursuant to a Stock Issuance Plan (the “Plan”). Upon completion of the stock offering, there will be no change to the number of outstanding shares, because we will issue new shares to the offering’s investors, and we will cancel an equal number of the shares currently held by the MHC. Depending on the number of shares issued to investors, our MHC’s ownership interest will decrease to between 53.0% and 62.0% of Charter Financial Corporation’s outstanding shares of stock, while the ownership interest of public shareholders will increase from the current 15.1%.

Q. What are some of the reasons for the sale of stock?
A. The increased capital resources will support internal growth through increased lending in the communities we serve, including our new markets resulting from the Neighborhood Community Bank and McIntosh Commercial Bank acquisitions; provide capital to support acquisitions of financial institutions as opportunities arise, especially troubled financial institutions with FDIC assistance, although we do not currently have any agreements to acquire a financial institution or other entity; improve our capital position during a period of significant economic, regulatory and political uncertainty, especially for the financial services industry; enable us to enhance existing products and services to meet the needs of our marketplace; and assisting us in managing interest rate risk.

The stock offering will not result in changes to the terms of deposit and loan accounts at CharterBank.

Q. May the organization convert to a fully public company in the future?
A. Yes. The Plan does not preclude our converting from the partially-public MHC corporate structure to the 100% publicly-owned structure. If this occurs, it must be done through conducting a mutual-to-stock conversion of the MHC, which would be subject to regulations in effect at that time and to a vote of approval by our depositors and shareholders.

Q. Is CharterBank considered “well-capitalized” for regulatory purposes?
A. Yes. As of June 30, 2010, CharterBank exceeded all regulatory capital requirements and was considered “well-capitalized.”

THE STOCK OFFERING AND PURCHASING SHARES

As detailed in the Prospectus section entitled “The Stock Offering”, we are conducting a Subscription Offering to eligible depositors and borrowers of CharterBank and to eligible former depositors of CharterBank, Neighborhood Community Bank and McIntosh Commercial Bank. (We acquired Neighborhood Community Bank in 2009 and McIntosh Commercial Bank in 2010). Shares not sold in the Subscription Offering will be offered for sale in a Community Offering to our community members, Charter Financial Corporation public shareholders and other members of the general public.

Q. How many shares are being offered and at what price?
A. Charter Financial Corporation is offering for sale between 4,281,060 and 5,961,573 shares of common stock.  We are offering shares of our common stock at a price of $10.52 per share.  We may decrease the offering price to as low as a $7.78 per share due to demand for the common stock, changes in the market for the stock of financial institutions or regulatory considerations, without resoliciting persons who submitted orders.  The actual price per share at which the shares of common stock will be sold will be determined by us prior to the completion of the stock offering. All purchasers will pay the  same purchase price per share and will not be charged a sale commission.

Q. How will the actual purchase price per share be determined, and how will I be notified?
A. The $10.52 price was based on an independent appraisal that established a range of  the estimated pro forma market value of Charter Financial Corporation.  Based on that appraisal, we may decrease the offering price to as low as a $7.78 per share due to demand for the common stock, changes in the market for the stock of financial institutions or regulatory considerations, without resoliciting persons who submitted orders.  The actual purchase price will be determined by us prior to the completion of the stock offering. On _______, 2010, the last reported price of our common stock was $_____. The cover letter accompanying stock certificates mailed to investors after the stock offering will state the actual purchase price per share and the number of shares issued in the stock offering. no assurance can be given that purchasers will be able to sell shares after the stock offering at or above the actual purchase price at which they bought shares during the stock offering.

Q. Who is eligible to purchase stock during the stock offering?
A. Pursuant to our Plan, non-transferable rights to subscribe for shares of Charter Financial Corporation common stock in the Subscription Offering have been granted in the following descending order of priority. In connection with our acquisitions of Neighborhood Community Bank in June 2009 and McIntosh Commercial Bank in March 2010, those banks’ former depositors have been granted the same subscription rights as depositors of CharterBank.

Priority #1 – Depositors with accounts at CharterBank, Neighborhood Community Bank or McIntosh Commercial Bank with combined aggregate balances of at least $50 at the close of business on December 31, 2008;

Priority #2 – Our tax-qualified employee benefit plans;

Priority #3 – Depositors with accounts at CharterBank with aggregate balances of at least $50 at the close of business on _________, 2010; and,

Priority #4 – Borrowers of CharterBank as of October 16, 2001 whose borrowings remained outstanding as of _________, 2010.

Shares of common stock not purchased in the Subscription Offering may be offered for sale to the general public in a Community Offering, with a first preference given to natural persons (including trusts of natural persons) residing in the States of Alabama and Georgia. A second preference will be granted to Charter Financial Corporation public shareholders.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

Q. I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my Stock Order Form to take advantage of my priority as an eligible accountholder?

A. No…subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of the eligible accountholder(s). On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible accountholders’ subscription rights in the offering. We urge you to read the enclosed“Office of Thrift Supervision Guidance for Accountholders” for more information on this important topic.

Q. How may I buy shares during the Subscription and Community Offerings?
A. Shares can be purchased by completing a Stock Order Form and returning it, with full payment, so that it is physically received (not postmarked) by the offering deadline. Delivery of a Stock Order Form may be made by mail to our Stock Information Center, using the Stock Order Reply envelope provided, by overnight courier to the Stock Information Center address indicated on the Stock Order Form, or by hand-delivery to the Bank’s executive office, which is located at 1233 O.G. Skinner Drive, West Point, Georgia. Hand-delivered Stock Order Forms will only be accepted at this location. Stock Order Forms may NOT be delivered to any of our banking offices. Please do not mail Stock Order Forms to CharterBank.

Q. Are there limits to how much stock I can order?
A. Yes. A minimum of 25 shares must be purchased. The maximum purchase by a person or entity is $1.5 million. Also, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase, in all categories of the offering combined, more than 5% of the shares of common stock issued in the offering. More detail on purchase limits, including the definition of “associate” and “acting in concert”, can be found beginning on page __ of the Prospectus.

Q. What is the deadline for purchasing shares?
a. To purchase shares in the Subscription or Community Offerings, you must deliver a properly-executed Stock Order Form, with full payment, so that it is received (not postmarked) by 2:00 p.m., Georgia time, on ______, 2010. Acceptable methods for delivery of Stock Order Forms are described above.

MARKETING MATERIALS

prepared for:

CHARTER FINANCIAL CORPORATION

INCREMENTAL OFFERING

Dated:  August 10, 2010

Charter Financial Corporation
Incremental Offering
Marketing Materials

TABLE OF CONTENTS

*	These documents are included behind this Index. All other listed documents are included in the accompanying email attachment.

LETTERS
Letter to ERD and SERD Customers (Coded VS)
Letter to Potential Investors (Community Prospects) (Coded C)
Stifel Nicolaus “Broker Dealer” Letter (Coded BD)
OTS Required Letter (Coded OTS)
Subscription and Community Offering Stock Order Acknowledgment Letter *
Stock Certificate Mailing Letter *

ADVERTISEMENTS/SIGNS *
Branch Lobby Poster – Buy (Optional)
Bank Statement Reminder Clause (Optional)
Community Meeting Invitation (Optional)
Community Meeting Newspaper Advertisement (Optional)
Tombstone Newspaper Advertisement (Optional)

FORMS
Stock Order Form

OTHER
Q&A Brochure

SUBSCRIPTION AND COMMUNITY OFFERING STOCK ORDER ACKNOWLEDGEMENT LETTER
[Charter Financial Corporation Letterhead]

Date

[imprinted with name & address of subscriber]

STOCK ORDER ACKNOWLEDGEMENT

This letter confirms receipt of your order to purchase shares of Charter Financial Corporation common stock.  Please review the following information carefully to verify that we have accurately recorded your order information.  If any information does not agree with your records, please call our Stock Information Center, toll-free, at 1-(___) ___-____, Monday through Friday, from 10:00 a.m. to 4:00 p.m., Georgia time.  Please refer to the batch and order number listed below when contacting our Stock Information Center.

Stock Registration:
Name1
Name2
Name3
Street1
Street2
City, State Zip

Other Order Information:
Batch #:   _____
Order #: _____
Number of Shares Requested:  _________
Offering Category:  _____ (subject to verification; see descriptions below)
Ownership Type: _____

This letter acknowledges only that your order and payment have been received.  It does not guarantee that your order will be filled, either completely or partially.  Purchase limitations and share allocation procedures in the event of an oversubscription are described in the Prospectus dated __________, 2010, in the section entitled “The Stock Offering” under the headings, “Subscription Offering and Subscription Rights” and “Limitations on Common Stock Purchases.”

The offering period ends at 2:00 p.m., Georgia time, on ________, 2010.  We are then required to receive final regulatory approval before stock certificates can be mailed and the newly issued shares can begin trading.   This may not occur for several weeks after ________, 2010.  Your patience is appreciated.

Charter Financial Corporation has filed a registration statement (including a Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if you would like a copy of the Prospectus, please call the Stock Information Center at 1-(877) 821-5782.

Thank you for your order,
CHARTER FINANCIALCORPORATION

Offering Category Descriptions:

1.
Depositors with accounts at CharterBank, Neighborhood Community Bank or McIntosh Commercial Bank with combined aggregate balances among any of these banks of at least $50 at the close of business on December 31, 2008;

2.	CharterBank’s tax-qualified employee benefit plans including the employee stock ownership plan;
3.	Depositors with accounts at CharterBank with aggregate balances of at least $50 at the close of business on __________, 2010;
4.	Borrowers of CharterBank as of October 16, 2001 whose borrowings remained outstanding at the close of business on _________, 2010;
5.	General Public – Residents of Alabama or Georgia;
6.	General Public – Charter Financial Corporation shareholders;
7.	General Public – Other

STOCK CERTIFICATE MAILING LETTER
[Charter Financial Corporation Letterhead]

Dear Shareholder:

I would like to welcome you as a shareholder of Charter Financial Corporation.  A total of ___________ shares were purchased by investors at $__.__ per share.  Thank you for your investment and your confidence in our organization.

Your stock certificate is enclosed.  We recommend that you keep it in a safe place, such as in a safety deposit box or deposited with a brokerage firm.  Replacing a lost or destroyed stock certificate can be a costly and lengthy process.

Carefully review the certificate to make sure the registration name and address are correct.  If you find an error or have questions about your certificate, please contact our Transfer Agent:

on the web:
www.amstock.com
by mail:
American Stock Transfer & Trust Company, LLC
59 Maiden Lane
Plaza Level
New York, NY 10038
by phone:
(800) 937-5449

If the enclosed stock certificate must be forwarded to the Transfer Agent, we recommend that you deliver it using insured, registered mail.  If you change your address, please notify the Transfer Agent immediately, so that you will continue to receive all shareholder communications.

If you submitted a check or money order in full or partial payment for your stock order, you have received, or soon will receive, a check.  It reflects interest at the CharterBank passbook rate of ___%, calculated from the date your funds were processed until ____, 2010.  No fractional shares were issued, so the check also includes a refund of any unused funds, if applicable.

If your stock order was paid in full or in part by authorizing a withdrawal from a CharterBank deposit account, the withdrawal was made on _____, 2010. Until then, interest was earned at your applicable deposit account rate, and the interest remains in your account.

Charter Financial Corporation common stock trades on the Nasdaq Capital Market, under the symbol “CHFN.”  Should you wish to buy or sell shares in the future, please contact a brokerage firm.

Thank you for sharing in our company’s future.

Sincerely,

Robert L. Johnson
President and Chief Executive Officer

BRANCH LOBBY POSTER – BUY - (Optional)

******************************

OUR STOCK OFFERING EXPIRES _________ __, 2010
We are conducting an offering of shares of our common stock

UP TO 5,961,573 SHARES
COMMON STOCK

OFFERING PRICE
$10.52 Per Share

THIS OFFERING EXPIRES AT 2:00 P.M., ON _______ __, 2010

******************************

If you have questions about the stock offering,
call our Stock Information Center, toll-free, at 1-(___) ___-____, from 10:00 a.m. to 4:00 p.m., Monday through Friday.
Our Stock Information Center is closed on weekends and bank holidays.

CHARTER FINANCIAL CORPORATION [LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock.  The offer is made only by the Prospectus.  These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Charter Financial Corporation has filed a registration statement (including a Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if you would like a copy of the Prospectus, please call the Stock Information Center at 1-(877) 821-5782.

BANK STATEMENT REMINDER NOTICE – (Optional)

In early _______, you may have received a large envelope from us containing materials related to Charter Financial Corporation’s stock offering.  If you are interested in purchasing common stock, we must receive your Stock Order Form and payment by 2:00 p.m. on ________, 2010.  If you have questions about the offering, call our Stock Information Center, toll-free at 1-(___) ___-____, Monday through Friday, 10:00 a.m. to 4:00 p.m. Thank you.

Charter Financial Corporation has filed a registration statement (including a Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if you would like a copy of the Prospectus, please call the Stock Information Center at 1-(877) 821-5782.

COMMUNITY MEETING INVITATION – (Optional)
[included in initial mailing package]

[CHARTER FINANCIAL CORPORATION LOGO]

You’re Invited!

You are cordially invited to an Informational Meeting to learn more about the offering of Charter Financial Corporation common stock and the business of CharterBank.

Executive officers of CharterBank will present information
and answer your questions.

DATE
TIME
PLACE
ADDRESS

FOR RESERVATIONS, PLEASE CALL:

Charter Financial Corporation
Stock Information Center,
toll-free at 1-(___) ___ - ____,
From 10:00 a.m. to 4:00 p.m., Georgia time,
Monday through Friday, except bank holidays.

This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the Prospectus.  These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Charter Financial Corporation has filed a registration statement (including a Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if you would like a copy of the Prospectus, please call the Stock Information Center at 1-(877) 821-5782.

COMMUNITY MEETING NEWSPAPER ADVERTISEMENT- (Optional)

[CHARTER FINANCIAL CORPORATION LOGO]
Holding Company for CharterBank

OFFERING UP TO 5,961,573 SHARES
COMMON STOCK

OFFERING PRICE
$10.52 Per Share

Charter Financial Corporation is conducting an offering of its common stock.  Shares may be purchased directly from Charter Financial Corporation without sales commissions, during the offering period.

You Are Cordially Invited….

To an informational meeting to learn about the offering of Charter Financial Corporation common stock and the business of CharterBank

[DATE]

_:00 p.m.
[Location]
[Street]
[City]

To make a reservation or to receive a copy of the Prospectus and Stock Order Form, call our Stock Information Center, toll-free, at 1-(___) ___-____, from 10:00 a.m. to 4:00 p.m., Monday through Friday.
The Stock Information Center is closed on weekends and bank holidays.

THIS OFFERING EXPIRES AT 2:00 P.M., ON _______, 2010.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the Prospectus.  These common stock shares are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Charter Financial Corporation has filed a registration statement (including a Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if you would like a copy of the Prospectus, please call the Stock Information Center at 1-(877) 821-5782.

TOMBSTONE NEWSPAPER ADVERTISEMENT- (Optional)
[Ads may be appropriate for some, not all, market areas.]

[CHARTER FINANCIAL CORPORATION LOGO]
Holding Company for CharterBank

OFFERING OF UP TO 5,961,573 SHARES
COMMON STOCK

OFFERING PRICE
$10.52 Per Share

Charter Financial Corporation is conducting an offering of its common stock.  Shares may be purchased directly from Charter Financial Corporation without sales commissions, during the offering period.

This offering expires at 2:00 p.m., on _______ __, 2010.

To receive a copy of the Prospectus and Stock Order Form,
call our Stock Information Center, toll-free, at 1-(___) ___-____, from 10:00 a.m. to 4:00 p.m., Monday through Friday.
Our Stock Information Center is closed on weekends and bank holidays.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock.  The offer is made only by the Prospectus.  These common stock shares are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Charter Financial Corporation has filed a registration statement (including a Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if you would like a copy of the Prospectus, please call the Stock Information Center at 1-(877) 821-5782.

Please join us.

You are cordially invited to an INFORMATIONAL MEETING to learn more about the offering of Charter Financial Corporation common stock and the business of CharterBank.

Senior executives of CharterBank will present information about the stock offering and answer your questions.
Date Location Address Date Location Address

For reservations to attend one of these meetings, please call:

Charter Financial Corporation Stock Information Center, Toll-Free, 1-(877) 821-5782 10:00 A.M. to 4:00 P.M. Eastern Time, Monday through Friday, Except Bank Holidays.

Charter Financial Corporation has filed a registration statement (including a Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if you would like a copy of the Prospectus, please call the Stock Information Center, at the above telephone number.

This invitation is neither an offer to sell nor a solicitation of an offer to buy shares of common stock.
These securities are not deposits or savings accounts and are not insured or guaranteed by the
Federal Deposit Insurance Corporation or any other governmental agency.